Exhibit 3.2

FIRST AMENDMENT

TO

THE AMENDED AND RESTATED BYLAWS

OF

DIVERSIFIED RESTAURANT HOLDINGS, INC.

Pursuant to the procedures set forth in Article XI of the Amended and Restated Bylaws of Diversified Restaurant Holdings, Inc. (the "Bylaws"), the Bylaws are hereby amended as follows:

1.     Section 5.01(a) is hereby amended and replaced in its entirety, to read as follows:

Section 5.01(a). Committees

(a)     The Board of Directors shall appoint from among its members an Audit Committee and a Compensation Committee, each composed of at least two directors or such higher number of directors as may be required by law or the standards of any stock exchange on which shares of the corporation are listed, with such lawfully delegable powers and duties as it thereby confers or that are required by law or such standards of any stock exchange on which shares of the corporation are listed.

2.     In all other respects, the provisions of the Bylaws are hereby ratified and affirmed.

The undersigned secretary certifies that this amendment was duly adopted at a meeting of the Board of Directors held October 25, 2012.

/s/ Ioana Ben-Ezra
Ioana Ben-Ezra, Secretary